UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 18, 2005

Portal Software, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-25829	77-0369737
(Commission File Number)	(IRS Employer Identification No.)

10200 South De Anza Blvd, Cupertino, California	95104
(Address of Principal Executive Offices)	(Zip Code)

(408) 572-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Following Jerome Behar’s appointment as a member of the Registrant’s Board of Directors on February 4, 2005, the Registrant entered into an Indemnification Agreement (the “Agreement”) with Mr. Behar on February 18, 2005. The terms of the Agreement are substantially similar in all material respects to the form of indemnification agreement that the Registrant has previously entered into with certain of its officers and directors (“Indemnitee”). Such material aspects of the Agreement include (i) the Registrant shall indemnify the Indemnitee to the fullest extent permitted by the Delaware General Corporation Law, against all Expenses, liability and losses reasonably incurred or suffered by Indemnitee in connection with any proceeding or action that involves Indemnitee by reason of his serving (or having served) as a director or officer of the Registrant or serving (or having served) at the request of the Registrant as a director, officer, employee, or agent of a third party, or by reason of anything done or not done by the Indemnitee in any such capacity; (ii) Registrant shall pay to Indemnitee in advance of the final disposition of any proceeding or action specified in (i) above all Expenses that Indemnitee incurs in connection with such proceeding or action (provided that Indemnitee must repay to the Registrant any Expenses to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Registrant); (iii) to the extent that the Registrant maintains an insurance policy providing directors’ and officers’ insurance, Indemnitee shall be covered to the maximum extent of the coverage available for any director or officer of the Registrant; and (iv) no legal action shall be brought and no cause of action shall be asserted by or on behalf of the Registrant or any affiliate of the Registrant against the Indemnitee, the Indemnittee’s spouse, heirs, executors or personal or legal representatives after the expiration of three (3) years form the date of accrual of such cause of action, or such longer period as may be required by state law under the circumstances.

Aforementioned capitalized terms are defined in the Agreement, attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1    Form of Indemnification Agreement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTAL SOFTWARE, INC.

Date: February 24, 2005	By:	/s/ Larry Bercovich
	Name:	Larry Bercovich
	Title:	SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Form of Indemnification Agreement.